Exhibit 10.2

THIRD AMENDED AND RESTATED

MANAGEMENT AGREEMENT

by and between

KKR Real Estate Finance Trust Inc.

and

KKR Real Estate Finance Manager LLC

THIRD AMENDED AND RESTATED MANAGEMENT AGREEMENT, dated as of May 5, 2017, by and between KKR Real Estate Finance Trust Inc., a Maryland corporation, and KKR Real Estate Finance Manager LLC, a Delaware limited liability company (the “Manager”).

W I T N E S S E T H:

WHEREAS, the Company was formed as a corporation and intends to elect to be treated as a real estate investment trust for U.S. federal income tax purposes pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Company and the Manager entered into the Amended and Restated Management Agreement, dated as of July 13, 2015, as amended by the Second Amended and Restated Management Agreement, dated as of March 29, 2016 (the “Second Amended and Restated Management Agreement”), as further amended by the First Amendment to the Second Amended and Restated Management Agreement, dated as of September 29, 2016, pursuant to which the Manager serves as the investment manager of the Company and provides various investment management and other services with respect to the Company in the manner and on the terms set forth therein;

WHEREAS, the Company and the Manager have agreed to amend and restate the Second Amended and Restated Management Agreement on the terms set forth herein; and

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.                                          Definitions.

(a)                                 The following terms shall have the meanings set forth in this Section 1(a):

“Affiliate” means with respect to a Person (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, employee or general partner of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner; provided, that, it is acknowledged and agreed that (x) KKR and any Other KKR Funds are Affiliates of the Manager and (y) portfolio entities of any Other KKR Funds shall not be deemed Affiliates of the Manager, except in the case of Section 2(e) and Section 3(d).

“Agreement” means this Management Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Allocation Policy” means the investment allocation policy and procedures of the Manager and/or its Affiliates, in effect from time to time, with respect to the allocation of investment opportunities among the Company and one or more Other KKR Funds (as the same may be amended, updated or revised from time to time).

“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Cause Event” means (i) a final judgment by any court or governmental body of competent jurisdiction not stayed or vacated within thirty (30) days that the Manager, its agents or its assignees has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of the Company or the ability of the Manager to perform its duties under the terms of this Agreement, (ii) an order for relief in an involuntary bankruptcy case relating to the Manager or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) the dissolution of the Manager, or (iv) a determination that the Manager has (a) committed fraud against the Company, (b) misappropriates or embezzled funds of the Company, or (c) acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (iv) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager takes all necessary action against such person and cures the damage caused by such actions or omissions within thirty (30) days of such determination, then such event shall not constitute a Cause Event.

“CEA” means the U.S. Commodities Exchange Act, as amended.

“Claim” has the meaning set forth in Section 8(c) hereof.

“Code” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” means KKR Real Estate Finance Trust Inc., a Maryland corporation, and, where the context requires, its Subsidiaries and Affiliates.

“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.

“Conduct Policies” has the meaning set forth in Section 2(n) hereof.

“Confidential Information” means all confidential, proprietary or non-public information of, or concerning the performance, terms, business, operations, activities, personnel, training, finances, actual or potential investments, plans, compensation, clients or investors of the Company or its respective Subsidiaries, written or oral, obtained by the Manager in connection with the services rendered hereunder; provided that Confidential Information shall not, include information which (v) is in the public domain at the time it is received by the Manager, (w) becomes public other than by reason of a disclosure by the Manager in breach of this Agreement, (x) was already in the possession of the Manager (as demonstrated by the Manager’s written records) lawfully and on a non-confidential basis prior to the time it was received by the Manager from the Company or its Affiliates, (y) was obtained by the Manager from a third party which, to the best of such Manager’s knowledge, was not disclosed in breach of an obligation of such third party not to disclose such information, or (z) was developed independently by the Manager without using or referring to any of the Confidential Information.

“Core Earnings” means the net income (loss) attributable to the stockholders of the Company or, without duplication, owners of the Company’s Subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between the Manager and the Board and approval by a majority of the Independent Directors.

For the avoidance of doubt, the exclusion of depreciation and amortization from the calculation of Core Earnings shall only apply to debt investments related to real estate to the extent that the Company forecloses upon the property or properties underlying such debt investments.

“Effective Date” means October 8, 2014.

“Effective Termination Date” has the meaning set forth in Section 10(b) hereof.

“Equity” means (a) the sum of (1) the net proceeds received by the Company (or, without duplication, its Subsidiaries) from all issuances of the Company or its Subsidiaries’ equity securities since inception (allocated on a pro rata basis for such issuances during the calendar quarter of any such issuance), plus (2) cumulative Core Earnings from and after the Effective Date to the end of the most recently completed calendar quarter, (b) less (1) any distributions to the Company’s stockholders (or owners of the Subsidiaries (other than the Company or any of its Subsidiaries)), (2) any amount that the Company or any of its Subsidiaries has paid to repurchase the Company’s Common Stock or common equity securities of its Subsidiaries since the Effective Date and (3) any Incentive Compensation paid following the Effective Date.  With respect to that portion of the period from and after the Effective Date that is used in any calculation of Incentive Compensation or the Management Fee, all items in the foregoing sentence (other than clause (a)(2)) shall be calculated on a daily weighted average basis.  For the avoidance of doubt, Equity shall include any restricted shares of Common Stock or common equity of Subsidiaries and any other shares of Common Stock or common equity of Subsidiaries underlying awards granted under one or more of the Company’s or its subsidiary’s equity incentive plans. The amount of net proceeds received shall be subject to the determination of the Board to the extent such proceeds are other than cash.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Agreements” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and limited liability company agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended from time to time.

“Incentive Compensation” means the incentive fee calculated and payable with respect to each calendar quarter commencing with the quarter in which the Effective Date occurs (or part thereof that this Agreement is in effect) in arrears in an amount, not less than zero, equal to:

(i) for the first full calendar quarter following the Effective Date, the product of (a) 20% and (b) the excess of (i) Core Earnings of the Company for such calendar quarter, over (ii) the product of (A) the Company’s Equity as of the end of such calendar quarter, and (B) 7% per annum;

(ii) for each of the second, third and fourth full calendar quarters following the Effective Date, the excess of (1) the product of (a) 20% and (b) the excess of (i) Core Earnings of the Company for the calendar quarter(s) following the Effective Date, over (ii) the product of (A) the Company’s Equity in the calendar quarter(s) following the Effective Date, and (B) 7% per annum, over (2) the sum of any Incentive Compensation paid to the Manager with respect to the prior calendar quarter(s) following the Effective Date (other than the most recent calendar quarter); and

(iii) for each calendar quarter thereafter, the excess of (1) the product of (a) 20% and (b) the excess of (i) Core Earnings of the Company for the previous 12-month period, over (ii) the product of (A) the Company’s Equity in the previous 12-month period, and (B) 7% per annum, over (2) the sum of any Incentive Compensation paid to the Manager with respect to the first three calendar quarters of such previous 12-month period;

provided, however, that no Incentive Compensation shall be payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters (or such lesser number of completed calendar quarters from the date of the first offering of Common Stock following the Effective Date) in the aggregate is greater than zero.

Securities of the Company or any of its Subsidiaries that are entitled to a specified periodic distribution or have other debt characteristics shall not constitute equity securities and shall not be included in “Equity” for the purpose of calculating Incentive Compensation and instead the aggregate distribution amount that accrues to such securities during the calendar quarter of such calculation shall be subtracted from Core Earnings, before Incentive Compensation for purposes of calculation Incentive Compensation, unless such distribution is otherwise excluded from Core Earnings.

Incentive Compensation shall be pro rated for partial periods, to the extent necessary, based on the number of days elapsed or remaining in such period, as the case may be (including any calendar quarter during which the Effective Date occurs and any calendar quarter during which any Effective Termination Date occurs).

“Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Independent Director” means, a member of the Board who is “independent” in accordance with the Company’s Governing Agreements and the rules of the applicable National Securities Exchange.

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines of the Company approved by the Board, as may be amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the Board, including a majority of the Independent Directors, from time to time.  As of the Effective Date, such investment guidelines are listed on Exhibit A.

“KKR” means, collectively, KKR & Co. L.P., a Delaware limited partnership, and any Affiliate thereof.

“Losses” has the meaning set forth in Section 8(a) hereof.

“Management Fee” means the management fee, without duplication, payable quarterly in arrears with respect to each calendar quarter commencing with the quarter in which the Effective Date occurs, in an amount equal to the greater of:

(i) $250,000 per annum ($62,500 per quarter); and

(ii) 1.50% per annum (0.375% per quarter) of the Company’s Equity.

The Management Fee shall be pro rated for partial periods, to the extent necessary, as described more fully elsewhere herein.

“Manager” has the meaning set forth in the Recitals.

“Manager Expenses” has the meaning set forth in Section 7(a) hereof.

“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5(a) hereof.

“National Securities Exchange” means any national securities exchange or nationally recognized automated quotation system on which the shares of the Common Stock of the Company (or its Affiliates) are listed, traded, exchanged or quoted.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(c) hereof.

“Other KKR Funds” means, collectively, any other investment funds, vehicles, accounts, products and/or other similar arrangements sponsored, advised and/or managed by KKR, whether currently in existence or subsequently established, in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, co-investment vehicles and other entities formed in connection with KKR’s side-by-side or additional general partner investments with respect thereto.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity or organization of which: (a) the Company or any other subsidiary of the Company is a general partner or managing member, or (b) voting power to elect a majority of the board of directors, trustees or other Persons performing similar functions with respect to such entity or organization is held by the Company or by any one or more of the Company’s subsidiaries.  For the avoidance of doubt, KKR Real Estate Finance Investments L.P., a Delaware limited partnership, is a Subsidiary.

“Termination Fee” means a termination fee equal to three (3) times the sum of (i) the average annual Management Fee, and (ii) average annual Incentive Compensation, in each case earned by the Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date.

“Termination Notice” has the meaning set forth in Section 10(b) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.

“Treasury Regulations” means the Procedures and Administration Regulation promulgated by the U.S. Department of Treasury under the Code, as amended.

(b)           As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2.              Appointment and Duties of the Manager.

(a)           The Company hereby appoints the Manager, as agent, to manage the investments and day-to-day business and affairs of the Company and its Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of the Board.  Except as otherwise provided in this Agreement, the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that the Company reimburses the Manager for costs and expenses in accordance with Section 7 hereof.  The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties and/or its Affiliates.

(b)           The Manager, in its capacity as manager of the investments and the operations of the Company, at all times will be subject to the supervision and direction of the Board and will have only such functions and authority as the Board may delegate to it, including, without limitation, serving as the Company’s commodity pool operator pursuant to clause (c)(xx) of this Section and managing the Company’s investment activities and other business affairs in conformity with the Investment Guidelines and other policies that are approved and monitored by the Board. The Company and the Manager hereby acknowledge the recommendation by the Manager and the approval by the Board of the Investment Guidelines.

(c)           Subject to the oversight of the Board and the terms and conditions of this Agreement (including the Investment Guidelines), the Manager will have plenary authority with respect to the management of the business and affairs of the Company and will be responsible for the day-to-day management of the Company. The Manager will perform (or cause to be performed through one or more of its Affiliates or Subsidiaries) such services and activities relating to the investments and business and affairs of the Company as may be appropriate or otherwise mutually agreed from time to time, which may include, without limitation:

(i)            serving as an advisor to the Company with respect to the establishment and periodic review of the Investment Guidelines for the Company’s investments,

financing activities and operations, any modifications to which will be approved by a majority of the Board, including a majority of the Independent Directors;

(ii)           identifying, investigating, analyzing, and selecting possible investment opportunities and originating, negotiating, acquiring, consummating, monitoring, financing, retaining, selling, negotiating for prepayment, restructuring, refinancing, hypothecating, pledging or otherwise disposing of investments consistent in all material respects with the Investment Guidelines;

(iii)          with respect to prospective purchases, sales, exchanges or other dispositions of investments, conducting negotiations on the Company’s behalf with sellers, purchasers, and other counterparties and, if applicable, their respective agents, advisors and representatives;

(iv)          negotiating and entering into, on the Company’s behalf, repurchase agreements, interest rate or currency swap agreements, hedging arrangements, financing arrangements (including one or more credit facilities), foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Company’s activities;

(v)           engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors, advisors, consultants, attorneys, accountants, auditors, and other service providers (which may include Affiliates of the Manager) that provide various services with respect to the Company, including, without limitation, investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s activities or investments (or potential investments);

(vi)          coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(vii)         providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(viii)        administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Board, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(ix)          communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x)           advising the Company in connection with policy decisions to be made by the Board;

(xi)          engaging one or more sub-advisors with respect to the management of the Company, including, where appropriate, Affiliates of the Manager;

(xii)         evaluating and recommending to the Board hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with the Company’s qualification as a REIT and with the Investment Guidelines;

(xiii)        advising the Company regarding the maintenance of the Company’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xiv)        advising the Company regarding the maintenance of the Company’s exemption from regulation as an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause the Company to maintain such exemption from regulation as an investment company under the Investment Company Act;

(xv)         furnishing reports to the Company regarding the Company’s activities and services performed for the Company by the Manager and its Affiliates;

(xvi)        monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii)       investing and reinvesting any moneys and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s stockholders and partners) and advising the Company as to the Company’s capital structure and capital raising;

(xviii)      causing the Company to retain a qualified independent public accounting firm and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct periodic compliance reviews with respect thereto;

(xix)        assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx)         assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including (1) preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by any National Securities Exchange, and facilitating compliance with the Sarbanes-Oxley Act of 2002, the listing rules of any National Securities Exchange, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and (2) in the event that the Company is a commodity pool under the CEA, acting as the Company’s commodity pool operator for the period and on the terms and conditions set forth in this Agreement, including, for the avoidance of doubt, the authority and responsibility to make any filings, submissions or registrations (including for exemptive or “no action” relief) to the extent required or desirable under the CEA (and the Company hereby appoints the Manager to act in such capacity and the Manager accepts such appointment and delegation and agrees to be responsible for such services);

(xxi)        assisting the Company in taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting stockholders for all information required to the extent provided by the provisions of the Code and Treasury Regulations applicable to REITs;

(xxii)       placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations for the Company either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer), and selecting the markets in which such orders shall be executed;

(xxiii)      handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day activities (other than with the Manager or its Affiliates), subject to such reasonable limitations or parameters as may be imposed from time to time by the Board;

(xxiv)     using commercially reasonable efforts to cause expenses incurred by the Company or on the Company’s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board from time to time;

(xxv)      advising the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxvi)     serving as the Company’s advisor with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for the Company’s investments (which, in accordance with applicable law and the terms and conditions of this Agreement and the Company’s Governing Agreements may include financing by the Manager or its Affiliates);

(xxvii)    providing the Company with portfolio management and other related services;

(xxviii)   arranging marketing materials and other related documentation, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business; and

(xxix)     performing such other services from time to time in connection with the management of the business and affairs of the Company and its investment activities as the Board shall reasonably request and/or the Manager shall deem appropriate under the particular circumstances.

(d)           For the period and on the terms and conditions set forth in this Agreement, the Company and each of its Subsidiaries hereby constitutes, appoints and authorizes the Manager, and any officer of the Manager acting on its behalf from time to time, as the Company’s true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into any certificates, instruments, agreements, authorizations and other documentation in the name and on behalf of the Company as the Manager, in its sole discretion, deems necessary or appropriate in connection with the performance of its services hereunder.  This power of attorney is deemed to be coupled with an interest.  In performing such services, as an agent of the Company, the Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement, including, the following powers, subject in each case to the terms and conditions of this Agreement, including, without limitation, the Investment Guidelines:

(i)            to purchase, exchange or otherwise acquire and to sell, exchange or otherwise dispose of, any investment at public or private sale;

(ii)           to borrow and, for the purpose of securing the repayment thereof, to pledge, mortgage or otherwise encumber investments and enter into agreements in connection therewith, including, without limitation, repurchase agreements, master repurchase agreements, International Swap Dealer Association swap, caps and other agreements and annexes thereto and other futures and forward agreements;

(iii)          to purchase, take and hold investments subject to mortgages or other liens;

(iv)          to extend the time of payment of any liens or encumbrances which may at any time be encumbrances upon any investment, irrespective of by whom the same were made;

(v)           to foreclose, to reduce the rate of interest on, and to consent to the modification and extension of the maturity or other terms of any investments, or to accept a deed in lieu of foreclosure;

(vi)          to join in a voluntary partition of any investment;

(vii)         to cause to be demolished any structures on any real estate investment;

(viii)        to cause renovations and capital improvements to be made to any real estate investment;

(ix)          to abandon any real estate investment deemed to be worthless;

(x)           to enter into joint ventures or otherwise participate in investment vehicles investing in investments;

(xi)          to cause any real estate investment to be leased, operated, developed, constructed or exploited;

(xii)         to obtain and maintain insurance in such amounts and against such risks as are prudent in accordance with customary and sound business practices in the appropriate geographic area;

(xiii)        to cause any property to be maintained in good state of repair and upkeep; and to pay the taxes, upkeep, repairs, carrying charges, maintenance and premiums for insurance;

(xiv)        to use the personnel and resources of its Affiliates in performing the services specified in this Agreement;

(xv)         to designate and engage all professionals, consultants and other service providers subject to and in accordance with, as applicable, Section 2(e), to perform services (directly or indirectly) on behalf of the Company and its Subsidiaries, including, without limitation, accountants, legal counsel and engineers; and

(xvi)        to take any and all other actions as are necessary or appropriate in connection with the Company’s investments.

The Manager shall be authorized to represent to third parties that it has the power to perform the actions which it is authorized to perform under this Agreement.

(e)           The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 7(b) hereof as the Manager deems necessary or advisable in connection with the management and operations of the Company, which may include Affiliates of the Manager; provided, that, any such services may be provided by Affiliates only to the extent (i) such services are on arm’s length terms and competitive market rates in relation to terms that are then customary for agreements regarding the provision of such services to companies that have assets similar in type, quality and value to the assets of the Company and its Subsidiaries, or (ii) such services are approved by a majority of the Independent Directors.  In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.  The Manager shall keep the Board reasonably informed on a periodic basis as to any services provided by Affiliates of the Manager not approved by a majority of the Independent Directors.

(f)            The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code or the Company’s and its Subsidiaries’ status as entities excluded from investment company status under the Investment Company Act, or (iii) would materially violate the Conduct Policies, any law, rule or regulation of any governmental body or agency having jurisdiction over the Company and its Subsidiaries or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the applicable Governing Agreements. If the Manager is ordered to take any action by the Board, the Manager shall seek to promptly notify the Board if it is the Manager’s reasonable judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or Governing Agreements. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates shall be liable to the Company, the Board, or the Company’s stockholders for any act or omission by the Manager or any of its Affiliates, except as provided in Section 8 of this Agreement.

(g)           The Company (including the Board) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to make any filing required to be made under the Securities Act, Exchange Act, Code, or other applicable law, rule or regulation, including, the rules and regulations of a National Securities Exchange, on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company.

(h)           As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, (i) reports and other information on the Company’s operations and (ii) other information relating to any proposed or consummated investment as may be reasonably requested by the Company.

(i)            The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all periodic reports and financial statements with respect to the Company reasonably required by the Board in order for the Company to comply with its Governing Agreements, or any other materials required to be filed with any governmental body or agency, including but not limited to the SEC, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials, including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(j)            The Manager shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board to enable the Board to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance, asset performance and compliance with the Investment Guidelines, and policies approved by the Board.

(k)           Officers, employees and agents of the Manager and its Affiliates may serve as directors, officers, employees, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their Governing Agreements, by any resolutions duly adopted by the Board. When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, while this Agreement is in effect, the Manager will provide the Company with a management team, including a Chief Executive Officer and President, Chief Financial Officer or similar positions, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(l)            At all times during the term of this Agreement, the Manager, shall maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries.

(m)          The Manager may provide, or at the sole cost and expense of the Company, shall cause to be provided, such internal audit, compliance, legal, finance and control services as may be required for the Company to comply with applicable law (including the Securities Act, Advisers Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of the National Securities Exchange and as otherwise reasonably requested by the Company or its Board from time to time.

(n)           The Manager agrees to be bound by the Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines and Policy on Insider Trading and other compliance and governance policies and procedures required under the Exchange Act, the Securities Act, or by the National Securities Exchange or other securities exchange, if any  (collectively, the “Conduct Policies”), and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, and employees, and any officers or employees of its Affiliates acting on behalf of the Manager who are involved in the business and affairs of the Company, to be bound by the Conduct Policies to the extent applicable to such Persons.

Section 3.              Additional Activities of the Manager; Allocation of Investment Opportunities; Non-Solicitation; Restrictions.

(a)           Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, or any of its or their officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company, including, without limitation, the sponsoring, closing and/or managing of any Other KKR Funds that employ investment objectives or strategies that overlap, in whole or in part, with the Investment Guidelines of the Company, (ii) in any way bind or restrict the Manager or any of its Affiliates, or any of its or their officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, or any of its or their officers, directors or employees may be acting, or (iii) prevent the Manager or any of its Affiliates from receiving fees or other compensation or profits from such activities described in this Section 3(a) which shall be for the Manager’s (and/or its Affiliates’) sole benefit. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different in certain material respects from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others (including, for greater certainty, the Other KKR Funds and their investors, including Other KKR Funds in which Manager or its Affiliates may have a beneficial interest, as described more fully in Section 3(b)). The Manager and the Company acknowledge and agree that, notwithstanding anything to the contrary contained herein, (i) Affiliates of the Manager sponsor, advise and/or manage one or more Other KKR Funds and may in the future sponsor, advise and/or manage additional Other KKR Funds, (ii) the Manager will allocate investment opportunities that overlap with the Investment Guidelines of the Company and such Other KKR Funds in accordance with the Allocation Policy and (iii) nothing in this Agreement shall prevent the Company from investing in, acquiring, selling assets to or merging with any joint ventures with Other KKR Funds or purchasing assets from, selling assets, merging with or arranging financing from or providing financing to Other KKR Funds, provided any such transaction receives the prior approval of the Board and approval by a majority of the Independent Directors.

(b)           In connection with the services of the Manager hereunder, the Company and the Board acknowledge and/or agree that (i) as part of KKR’s regular businesses, personnel of the Manager and its Affiliates may from time-to-time work on other projects and matters (including with respect to one or more Other KKR Funds), and that conflicts may arise with respect to the allocation of personnel between the Company and one or more Other KKR Funds and/or the Manager and such other Affiliates, (ii) there may be circumstances where investments that are consistent with the Company’s Investment Guidelines may be shared with or allocated to one or more Other KKR Funds (in lieu of the Company) in accordance with the Allocation Policy, (iii) Other KKR Funds may invest, from time-to-time, in investments in which the Company may also invest (including at a different level of an issuer’s capital structure (e.g., an investment by an Other KKR Fund in an equity or mezzanine interest with respect to the same portfolio entity in which the Company owns a debt interest or vice versa) or in a different tranche of fundraising with respect to an issuer in which the Company has an interest) and while KKR will seek to resolve any such conflicts in a fair and equitable manner in accordance with the Allocation Policy and its prevailing policies and procedures with respect to conflicts resolution among the Other KKR Funds generally, such transactions shall not be required to be presented to the Board for approval, and there can be no assurance that any such conflicts will be resolved in favor of the Company, (iv) the Manager and its Affiliates may from time-to-time receive fees from portfolio entities or other issuers for the arranging, underwriting, syndication or refinancing of investments or other additional fees, including acquisition fees, loan servicing fees, special servicing fees and administrative fees and fees or advisory or asset management fees, including with respect to Other KKR Funds and related portfolio entities, and while such fees may give rise to conflicts of interest the Company will not receive the benefit of any such fees, and (v) the terms and conditions of the governing agreements of such Other KKR Funds (including with respect to the economic, reporting, and other rights afforded to investors in such Other KKR Funds) are materially different from the terms and conditions applicable to the Company and its stockholders, and neither the Company nor any such stockholders (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in such Other KKR Funds as a result of an investment in the Company or otherwise.  The Manager shall keep the Board reasonably informed on a periodic basis in connection with the foregoing, including with respect to any transactions that present conflicts contemplated by clause (iii) of this Section 3(b) and shall provide the Board quarterly updates in respect of such matters.

(c)           Where investments that are consistent with the Company’s Investment Guidelines are shared with one or more Other KKR Funds, the Manager may, but is not obligated to, aggregate sales and purchase orders of securities and other investments of the Company with similar orders being made simultaneously for such Other KKR Funds, if in the Manager’s judgment, such aggregation is likely to result generally in an overall economic benefit to the Company.  The determination of such economic benefit to the Company by the Manager is subjective and represents the Manager’s evaluation that the Company is benefited by relatively better purchase or sales prices, lower commission expenses, increased access to investment opportunities, beneficial timing of transactions or a combination of these and other factors.

(d)           Subject to Section 3(b), the Board may periodically review the Investment Guidelines and the Company’s investment portfolio when and as determined in its discretion, but will not review each proposed investment; provided, that the Manager shall not consummate on behalf of the Company any transaction that involves (i) the sale of any investment to or (ii) the acquisition of any investment from, KKR, any Other KKR Fund or any of their Affiliates unless such transaction (A) is on terms no less favorable to the Company than could have been obtained on an arm’s length basis from an unrelated third party and (B) has been approved in advance by a majority of the Independent Directors.  In connection with the foregoing, it is understood and/or agreed for greater certainty that while conflicts of interests may arise from time-to-time in connection with the investment activities of the Company, KKR and the Other KKR Funds (including as more fully described in Section 3(b) above) and that the Manager will seek to resolve any such conflicts of interest in a fair and equitable manner in accordance with the Allocation Policy and its prevailing policies and procedures with respect to conflicts resolution among Other KKR Funds generally, only those transactions set forth above shall be required to be presented for approval by the Independent Directors; provided, that the foregoing shall not limit the ability of the Manager, in its discretion, to present additional matters involving the Company to the Independent Directors from time-to-time for review, advice and/or approval to the extent the Manager reasonably determines that doing so is appropriate under the circumstances (including, without limitation, as a result of a determination that such matters give rise to material conflicts of interest that are appropriate to be reviewed and/or approved by the Independent Directors); provided, further, that if (x) the majority of the Independent Directors approve any matter or transaction presented for their approval despite a conflict of interest after the Manager has disclosed all material facts relating to such conflict of interest or (y) the Manager acts in a manner, or pursuant to standards or procedures, approved by a majority of the Independent Directors with respect to such conflicts of interest that arise or may arise from time to time, then the Manager shall not have any liability to the Company or any stockholder by reason of such conflict of interest for actions in respect of such matter taken in good faith by any of them, including actions in the pursuit of their own interests.

(e)           In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(b) hereof, for two (2) years after such termination of this Agreement, the Company shall not, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any of its Affiliates or any person who has been employed by the Manager or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company. The Company acknowledges and agrees that, in addition to any damages, the Manager may be entitled to equitable relief for any violation of this Section 3(e) by the Company, including, without limitation, injunctive relief.

(f)            At the reasonable request of the Board, the Manager shall review the Allocation Policy with the Board and respond to reasonable questions regarding the Allocation Policy as it relates to services under the Agreement.  The Manager shall promptly provide the Board with a description of any material amendments, updates and revisions to the Allocation Policy.

Section 4.              Bank Accounts. At the direction of the Board, the Manager may establish and maintain, as agent on behalf of the Company, one or more bank accounts with a “qualified custodian” in the name of the Company or any Subsidiary in accordance with applicable law, and may cause the Company to deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board may approve; and the Manager shall ensure that such custodian(s) from time to time render statements, including appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of the Company or any Subsidiary.

Section 5.              Records; Confidentiality.

The Manager shall maintain appropriate books of account, records and files relating to services performed hereunder, and such books of account, records and files shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon advance written notice.  The Manager shall have full responsibility for the maintenance, care and safekeeping of all such books of account, records and files (it being understood that services may be provided with respect to the Company by service providers (e.g., administrators, prime brokers and custodians) and so long as such service providers are monitored by the Manager with due care, the Manager shall be in compliance with the foregoing).  Until the first (1st) anniversary of the termination of this Agreement, the Manager shall keep confidential any and all Confidential Information and shall not use Confidential Information in contravention of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to officers, directors, employees, agents, representatives, advisors of the Manager or its Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder or in furtherance of KKR’s asset management or capital markets businesses, (ii) to appraisers, lenders or other financing sources, co-originators, custodians, administrators, brokers, commercial counterparties or any similar entity and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company or its Affiliates (including, any filings made by KKR as a result of its status as a public company) or disclosure or presentations to investors of the Company or KKR (subject to compliance with Regulation FD), (iv) to governmental agencies or officials having jurisdiction over the Company or the Manager, (v) as requested by law, legal process or regulatory request to which the Manager or any Person to whom disclosure is permitted hereunder is a party or subject, (vi) to existing or prospective investors in Other KKR Funds and their advisors to the extent such persons reasonably request such information, subject to an undertaking of confidentiality, non-disclosure and non-use, or (vii) otherwise with the consent of the Company, including pursuant to a separate agreement entered into between the Manager and/or any Other KKR Funds and the Company. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will (x) consider, and if advisable seek, at the Company’s sole expense, an appropriate protective order or confidentiality agreement, (y) notify the Board of such disclosure, and (z) in in the absence of an appropriate protective order or confidentiality agreement, disclose only that portion of such information that is responsive to such request or demand.

Section 6.              Compensation.

(a)           For the services rendered under this Agreement, the Company shall pay the Management Fee and the Incentive Compensation to the Manager. The Manager will not receive any compensation for the period prior to the Effective Date.

(b)           The parties acknowledge that the Management Fee is intended in part to compensate the Manager and its Affiliates for the costs and expenses (other than reimbursable costs and expenses) they will incur hereunder and pursuant to any sub-advisory agreement, as well as certain expenses not otherwise reimbursable under Section 7 below, in order for the Manager to provide the Company the investment advisory services and certain general management services rendered under this Agreement. The management fee paid by the Manager under a sub-advisory agreement (if any) shall not constitute an expense reimbursable by the Company under this Agreement or otherwise unless otherwise approved by the Board and by a majority of the Independent Directors.

(c)           The Management Fee shall be payable in arrears in cash, in quarterly installments commencing with the quarter in which the Effective Date occurs. If applicable, the initial and final installments of the Management Fee shall be pro-rated based on the number of days during the initial and final quarter, respectively, that this Agreement is in effect. The Manager shall calculate each quarterly installment of the Management Fee, and deliver such calculation to the Company, within thirty (30) days following the last day of each calendar quarter. The Company shall pay the Manager each installment of the Management Fee within five (5) Business Days after the date of delivery to the Company of such computations.

(d)           The Incentive Compensation shall be payable in arrears in cash, in quarterly installments commencing with the quarter in which the Effective Date occurs. The

Manager shall compute each quarterly installment of the Incentive Compensation within forty-five (45) days after the end of the calendar quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Board and, upon such delivery, payment of such installment of the Incentive Compensation shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Board of such computations.

Section 7.              Expenses of the Company.

(a)           Subject to Section 7(b), the Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement or otherwise (including, without limitation, each of the officers of the Company and any directors of the Company who are also directors, officers or employees of the Manager or any of its Affiliates), including, without limitation, normal overhead expenses relating to the business or operation of the Manager (including rent, office furniture, fixtures and computer equipment), salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance (other than insurance specifically required under this Agreement) with respect to such personnel (“Manager Expenses”).

(b)           The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for documented costs and expenses of the Manager and its Affiliates to the extent incurred on behalf of the Company in accordance with this Agreement, other than Manager Expenses. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

(i)            fees, costs and expenses in connection with the issuance and transaction costs incident to the acquisition, negotiation, structuring, trading, settling, disposition and financing of the investments of the Company and its Subsidiaries (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;

(ii)           fees, costs, and expenses of legal, tax, accounting, custodial, consulting, auditing (including internal audits), finance, administrative, investment banking, capital market and other similar services rendered to the Company (including, where the context requires, through one or more third parties and/or Affiliates of the Manager);

(iii)          reimbursements of costs and expenses (to the extent such costs and expenses would otherwise be reimbursable if incurred by the Manager or its Affiliates under this Section 7(b)) of a sub-advisor engaged in accordance with Section 2(c) hereof;

(iv)          the compensation and expenses of the Company’s directors (excluding those directors who are officers of the Manager) and the cost of “errors and omissions” and liability insurance to indemnify the Company’s directors and officers;

(v)           interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

(vi)          expenses connected with communications to holders of the Company’s securities or securities of the Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Company’s stockholders and proxy materials with respect to any meeting of the Company’s stockholders and any other reports or related statements;

(vii)         the Company’s allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or Affiliates of the Manager that is used for the Company, technology service providers and related software/hardware utilized in connection with the Company’s investment and operational activities;

(viii)        the Company’s allocable share of expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an investment or the establishment and maintenance of any of the Company’s securitizations or any of the Company’s securities offerings; provided that with respect to the cost of travel on non-commercial aircraft, such cost shall be calculated at a comparable business class commercial airline rate;

(ix)          the Company’s allocable share of costs and expenses incurred with respect to market information systems and publications, research publications and materials, including, without limitation, news research and quotation equipment and services;

(x)           the Company’s allocable share of the compensation including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to (1) the Manager’s personnel serving as the Company’s chief financial officer based on the percentage of his or her time spent managing the Company’s affairs and (2) other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of the Manager or its

Affiliates who spend all or a portion of their time managing the Company’s affairs.  The Company’s share of such costs shall be based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s and its subsidiaries’ affairs;

(xi)          the costs and expenses relating to ongoing regulatory compliance matters and regulatory reporting obligations relating to the Company’s activities;

(xii)         the costs of any litigation involving the Company or its assets and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company;

(xiii)        all taxes and license fees;

(xiv)        all insurance costs incurred in connection with the operation of the Company’s business including those insurance coverages required pursuant to Section 2(l) hereof and insurance reimbursements paid to sub-advisors of the Manager;

(xv)         compensation and expenses of the Company’s custodian, transfer agent or trustee, if any;

(xvi)        the Company’s allocable share of costs and expenses incurred in contracting with third parties, in whole or in part, on the Company’s behalf;

(xvii)       all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

(xviii)      expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company or the investments of the Company and its Subsidiaries separate from the office or offices of the Manager;

(xix)        expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities or of the Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(xx)         any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

(xxi)        all other expenses actually incurred by the Manager (except as otherwise specifically excluded herein) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

(c)           The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(d)           The Manager shall prepare a written expense statement in reasonable detail documenting the costs and expenses of the Company incurred during each calendar quarter to be reimbursed by the Company, and shall use commercially reasonable efforts to deliver the same to the Company within forty-five (45) days following the end of the applicable calendar quarter (subject to reasonable delays resulting from delays in the receipt of information). The amounts payable for such cost and expense reimbursement shall be paid by the Company within ten (10) days following delivery of the expense statement by the Manager; provided, that such payments may be offset by the Manager against amounts due to the Company from the Manager.  Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.

(e)           The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8.              Limits of the Manager’s Responsibility; Indemnification

(a)           The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines. To the fullest extent permitted by law, the Manager and its Affiliates, including but not limited to their respective directors, officers, employees, managers, trustees, control persons, partners, stockholders, and equityholders, will not be liable to the Company, any Subsidiary, the Board, the Company’s stockholders or any Subsidiary’s stockholders or partners for any acts or omissions by the Manager or its Affiliates performed in accordance with and pursuant to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise, except by reason of acts or omission constituting bad faith, fraud, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement.  The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates including but not limited to their respective directors, officers, employees, managers, trustees, control persons, partners, stockholders and equityholders (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, fraud. willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement. In addition, the Manager will not be liable for trade errors that may result from ordinary negligence, including, without limitation, errors in the investment decision making process and/or in the trade process.

(b)           The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, its Subsidiaries and the directors, officers, employees and stockholders of the Company and its Subsidiaries and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, fraud, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s or its Affiliate’s employees relating to the terms and conditions of their employment by the Manager or its Affiliate.

(c)           In case any such claim, suit, action, investigation or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section unless the failure to provide such notice results in material prejudice to the indemnifying party. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith control and defend any such Claim (including any settlement thereof) with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such Claim. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith.  The indemnifying party may settle any Claim against such Indemnified Party, provided (i) such settlement is without any Losses (including equitable relief) whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. Subject to the immediately prior sentence, the applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified

Party is entitled pursuant to this Section 8 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.

(d)           Any Indemnified Party entitled to indemnification hereunder shall first seek recovery from any other indemnity then available with respect to portfolio entities and/or any applicable insurance policies by which such Indemnified Party is indemnified or covered prior to seeking recovery hereunder and shall obtain the written consent of the Company or Manager (as applicable) prior to entering into any compromise or settlement which would result in an obligation of the Company or Manager (as applicable) to indemnify such Indemnified Party. If such Indemnified Party shall actually recover any amounts under any applicable insurance policies or other indemnity then available, it shall offset the net proceeds so received against any amounts owed by the Company or Manager (as applicable) by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Company or Manager (as applicable) in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the Company or Manager (as applicable) to such Indemnified Party) to the Company or Manager (as applicable). If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Company or Manager and also of any other Person or entity for which the Indemnified Party hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by the Company or Manager (as applicable) may be limited to the Company’s or Manager’s (as applicable) allocable share thereof if so determined by the Company or Manager (as applicable) in good faith.  Notwithstanding anything to the contrary in this Section 8 and for greater certainty it is understood and/or agreed that, to the extent that an Indemnified Party is also entitled to be indemnified by one or more portfolio entities, it is intended that (i) such portfolio entities shall be the indemnitors of first resort, (ii) the Company’s or Manager’s (as applicable) obligation, if any, to indemnify any Indemnified Party shall be reduced by any amount that such Indemnified Party shall collect as indemnification from such entity and from any then available insurance policies, which the Indemnified Party shall have an obligation to seek payment from prior to seeking payment from the Company or Manager in respect of such Claims, and (iii) if the Company or Manager pays or causes to be paid  any amounts that should have been paid by such portfolio entity or under such insurance policies, then (x) the Company or Manager (as applicable) shall be fully subrogated to all rights of the relevant Indemnified Party with respect to such payment, and (y) each relevant Indemnified Party shall assign to the Company or Manager (as applicable) all of the Indemnified Party’s rights to indemnification from or with respect to such entity’s indemnification.

(e)           The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9.              No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10.            Term; Renewal; Termination Without Cause.

(a)           This Agreement became effective on the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the third anniversary of the Effective Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 10(b) or Section 10(d), respectively.

(b)           Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon one hundred eighty (180) days’ prior written notice to the Manager (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of at least two-thirds (2/3) of the Independent Directors that (1) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and its Subsidiaries taken as a whole or (2) the Management Fee and Incentive Compensation payable to the Manager are not fair, subject to Section 10(c) below. In the event of a Termination Without Cause, the Company shall pay the Manager the Termination Fee before or on the last day of the Initial Term or such Automatic Renewal Term, as the case may be (the “Effective Termination Date”). The Company may terminate this Agreement for cause pursuant to Section 12 hereof even after a Termination Notice and, in such case, no Termination Fee shall be payable.

(c)           Notwithstanding the provisions of subsection (b) above, if the reason for nonrenewal specified in the Company’s Termination Notice is that at least two-thirds (2/3) of the Independent Directors have determined that the Management Fee or the Incentive Compensation payable to the Manager is unfair, the Company shall not have the foregoing nonrenewal right in the event the Manager agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at a fee that at least two-thirds (2/3) of Independent Directors determine to be fair; provided, however, the Manager shall have the right to renegotiate the Management Fee and/or the Incentive Compensation, by delivering to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Management Fee and/or the Incentive Compensation. Thereupon, the Company and the Manager shall endeavor to negotiate the Management Fee and/or the Incentive Compensation in good faith. Provided that the Company and the Manager agree to a revised Management Fee, Incentive Compensation or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Management Fee, the Incentive Compensation or other compensation structure shall be the revised Management Fee, Incentive Compensation or other compensation structure as then agreed upon by the Company and the Manager. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Management Fee, Incentive Compensation, or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to a revised Management Fee, Incentive Compensation, or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date.

(d)                                 No later than one hundred eighty (180) days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 10(d).

(e)                                  Except as set forth in this Section 10, a nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Section 3(b), Section 5, Section 7, Section 8 and Section 14 of this Agreement.

(f)                                   The Manager shall cooperate, at the Company’s expense, with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new manager.

Section 11.                                   Assignments.

(a)                                 Assignments by the Manager. This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company and with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may, at any time without the approval of the Company and without the approval of the Company’s Independent Directors, (i) assign this Agreement to one or more Affiliates of the Manager and (ii) delegate to one or more of its Affiliates, including sub-advisors where applicable, the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as such assignment or delegation does not require the Company’s approval under the Investment Company Act or the Company’s consent under the Investment Advisers Act (but if such approval or consent is required, the Company shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(b)                                 Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 12.                                   Termination for Cause.

(a)                                 The Company may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, upon the occurrence of a Cause Event.

(b)                                 The Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 12(b).

(c)                                  The Manager may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

Section 13.                                   Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 12(b) hereof or not renewed pursuant to Section 10(b) hereof (subject to Section 10(c) hereof), the Termination Fee. Upon any such termination, the Manager shall forthwith:

(a)                                 after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b)                                 deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company and any Subsidiaries; and

(c)                                  deliver to the Board all property and documents of the Company and any Subsidiaries then in the custody of the Manager, provided that the Manager shall be permitted to retain copies of such documents for its records, and if so retained, the Manager shall continue to be bound by the confidentiality obligations and other obligations set forth in Section 5 hereof with respect to the retained documents.

Section 14.                                   Release of Money or Other Property Upon Written Request.

The Manager agrees that any money or other property of the Company (which such term, for the purposes of this Section, shall be deemed to include any and all of its Subsidiaries, if any) shall be held in the name of the Company or any Subsidiary, and in the case of securities and funds of the Company, shall be maintained by a qualified custodian in the name of the Company or any Subsidiary in accordance with applicable law. The Manager shall not be liable to the Company, the Board, or the Company’s stockholders or partners for any acts or omissions by the Company in connection with the money or other property held by such custodian(s) in accordance with this Section. The Company shall indemnify the Manager, its directors, officers, stockholders, employees and agents against any and all Losses which arise in connection with the Manager’s proper release or direction of such money or other property to the Company’s custodian(s) in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 8 of this Agreement.

Section 15.                                   Representations and Warranties.

(a)                                 The Company hereby represents and warrants to the Manager as follows:

(i)                                     The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole.

(ii)                                  The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person that has not already been obtained, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii)                               The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Agreements of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b)                                 The Manager hereby represents and warrants to the Company as follows:

(i)                                     The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii)                                  The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder.  No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii)                               The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Agreements of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 16.                                   Miscellaneous.

(a)                                 Notices. Any notices that may or are required to be given hereunder by any party to another shall be deemed to have been duly given if (i) personally delivered or delivered by facsimile, when received, (ii) sent by U.S. Express Mail or recognized overnight courier, on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received or (iv) posted on a password protected website maintained by the Manager and for which the Company has received access instructions by electronic mail, when posted:

The Company:                                                                                                             KKR Real Estate Finance Trust Inc.
                                                                                                                                                                                                c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019
Attention:  General Counsel
Fax: (###) ###-####

Email: ##############@kkr.com

with a copy to:                                                                                                               Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Joseph H. Kaufman Esq.

Fax: (###) ###-####

Email: ########@stblaw.com

The Manager:                                                                                                                   KKR Real Estate Finance Manager LLC

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019
Attention:  General Counsel
Fax: (###) ###-####

Email: ##############@kkr.com

with a copy to:                                                                                                               Simpson Thacher & Bartlett LLP
425 Lexington Avenue

New York, New York 10017

Attention: Scott M. Kobak, Esq.

Fax: (###) ###-####

Email: ######@stblaw.com

(b)                                 Binding Nature of Agreement; Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.  Except for Section 3 and Section 8, none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party.

(c)                                  Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d)                                 Amendments. Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e)                                  GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f)                                   WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)                                  Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.

(h)                                 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i)                                     Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.

(j)                                    Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(k)                                 Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(l)                                     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has executed this Third Amended and Restated Management Agreement as of the date first written above.

KKR Real Estate Finance Trust Inc.

By:	/s/ William Miller
	Name:	William Miller
	Title:	Chief Financial Officer and Treasurer

KKR Real Estate Finance Manager LLC

By:	/s/ William Miller
	Name:	William Miller
	Title:	Chief Financial Officer and Treasurer

[Signature Page to Third Amended and Restated Management Agreement]

Exhibit A

Investment Guidelines

1.                                      No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code.

2.                                      No investment shall be made that would cause the Company or any of its Subsidiaries to be regulated as an investment company under the Investment Company Act.

3.                                      The Manager shall seek to invest the capital of the Company in a broad range of investments in or relating to commercial real estate debt, which may include (i) senior or subordinate loans secured by real estate, (ii) mezzanine loans issued in connection with commercial real estate financing transactions, (iii) tranches in portfolios of loans or individual loans that have been securitized, which may be rated or unrated tranches issued in connection with commercial real estate financing transactions, (iv) senior or subordinate participation interests in loans (including separate notes under a loan), or portfolios of loans, secured directly or indirectly by real estate, (v) preferred equity interests in direct or indirect real estate assets and (vi) other similar interests, securities or joint ventures in connection with any such asset types.

4.                                      Investment opportunities sourced by the Manager may be allocated to one or more Other KKR Funds advised by the Manager or its Affiliates in addition to the Company, in accordance with the Allocation Policy then in effect, as applied by Manager in a fair and equitable manner.

5.                                      Prior to the deployment of capital into investments, the Manager may cause the capital of the Company to be invested in any short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations and other instruments or investments reasonably determined by the Manager to be of high quality.

6.                                      Not more than 25% of Equity will be invested in any individual investment without the approval of a majority of the Board or a duly constituted committee of the Board (it being understood, however, that for purposes of the foregoing concentration limit, in the case of any investment that is comprised (whether through a structured investment vehicle or other arrangement) of securities, instruments or assets of multiple portfolio issuers, such investment for purposes of the foregoing limitation shall be deemed to be multiple investments in such underlying securities, instruments and assets and not such particular vehicle, product or other arrangement in which they are aggregated).

7.                                      Any investment with a total cost of more than $400.0 million shall require the approval of the Board or a duly constituted committee of the Board (with total cost being equal to the sum of (x) the aggregate equity committed by the Company in such investment together with any upfront fees received by the Company in connection with such investment plus (y) without duplication, the aggregate outstanding indebtedness with respect to such investment that the Company and/or vehicles that the Company controls incur, syndicate and/or co-originate).

These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board (which must include a majority of the Independent Directors) without the approval of the Company’s stockholders.